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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
NaviSite, Inc.:

We consent to the use of our report dated October 21, 2003 with respect to the consolidated balance sheets of NaviSite, Inc. and Subsidiaries as of July 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended July 31, 2003, incorporated herein by reference.

Our report dated October 21, 2003 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations since inception and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP

Boston, Massachusetts
December 15, 2003